17672 N. Laurel Park Drive

Suite 400 E

Livonia, MI  48152

January 10, 2017

Mark Malcolm

1364 Maple Street

Plymouth, MI  48170

Re: Retention and Transition Bonuses

Dear Mark,

Reference is made to the “Retention Bonus” and “Transition Bonus” (collectively, the Bonuses”) set forth in Sections 4.6 and 4.7, respectively, of the Second Amended and Restated Employment Agreement, dated as of July 28, 2014 (the “Employment Agreement”), between you and Tower Automotive Operations USA I, LLC (the “Company”).

As discussed, in light of the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and other considerations, the Company will pay the Bonuses to you on or about July 14, 2017.  Because of the delay in payment, the Company will add interest to the Bonuses for the period from January 17, 2017 through the date immediately preceding the date of payment at a simple rate of six percent (6.0%) per annum.

Except as provided by this letter, the provisions of the Employment Agreement which survived your retirement from the Company effective December 31, 2016, as set forth in Section 7.15 of the Employment Agreement, remain in full force and effect, as does the General Release entered into between you and the Company dated December 2, 2016.

Please acknowledge your agreement with the foregoing by countersigning this letter below and returning it to me.

Regards,

Tower Automotive Operations USA I, LLC

/s/ Jeffrey L. Kersten ________________________

Jeffrey L. Kersten, Vice President and CFO

Acknowledged and agreed:

/s/ Mark M. Malcolm ____________________________

Mark Malcolm